Exhibit 5.1

Locke Lord Edwards 111 Huntington Avenue Boston, MA 02199 Telephone: 617-239-0100 Fax: 617-227-4420 www.lockelord.com

October 23, 2015

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, Massachusetts 02116

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) of NewStar Financial, Inc. (the “Company”), a Delaware corporation, to be filed on or about the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We have reviewed the Registration Statement, including the prospectus (the “Prospectus”) that is a part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each a “Prospectus Supplement”). The Prospectus, as supplemented by various Prospectus Supplements, will provide for the issuance and sale by the Company of up to $200,000,000 aggregate offering price of 7.25% Senior Notes due 2020 (the “Notes”) which are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

The Notes will be issued pursuant to the Indenture by and between Indenture by and between the Company and U.S. Bank National Association (the “Trustee”) dated April 22, 2015 (the “Indenture”).

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with certain proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Notes. We have made such examination as we consider necessary to render this opinion.

The opinions expressed below are limited to the Delaware General Corporation Law, the laws of the State of New York and the federal laws of the United States.

Based upon the foregoing, we are of the opinion that when (i) the Notes have been duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of the Indenture and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and (ii) the Registration Statement and any required post-effective amendments thereto have all become effective under the Securities Act, and assuming that (a) the Notes are duly approved by the Board of Directors of the Company as required by applicable law, (b) the terms of the Notes as executed and delivered are as described in the Registration Statement, the Prospectus and the related Prospectus Supplement(s), (c) the Notes as executed and delivered do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company, (d) the Notes as executed and

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NewStar Financial, Inc.

October 23, 2015

delivered comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company, and (e) the Notes are then issued and sold as contemplated in the Registration Statement, the Prospectus and the related Prospectus Supplement(s), the Notes will constitute binding obligations of the Company, enforceable against the Company in accordance with the terms of the Notes.

The foregoing opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) general principles of equity (whether considered in a proceeding in equity or at law); and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws, and we express no opinion with respect to whether acceleration of Notes may affect the collectability of any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

We assume for purposes of this opinion that the Company will remain duly organized, validly existing and in good standing under Delaware law.

To the extent that the obligations of the Company under the Indenture may be dependent thereon, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Locke Lord LLP

Locke Lord LLP